Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-146373


PROSPECTUS SUPPLEMENT

                        MERIDIAN INTERSTATE BANCORP, INC.
                 (Holding Company for East Boston Savings Bank)

THIS PROSPECTUS SUPPLEMENT SUPPLEMENTS THE PROSPECTUS OF MERIDIAN INTERSTATE BANCORP, INC. DATED NOVEMBER 13, 2007. THIS PROSPECTUS SUPPLEMENT SHOULD BE READ TOGETHER WITH THE PROSPECTUS.

       THE SUBSCRIPTION AND COMMUNITY OFFERINGS HAVE CONCLUDED.

       As of December 21, 2007, we received orders in the subscription and community offerings totaling approximately 6,837,075 shares ($68,370,750), not including shares to be purchased by the employee stock ownership plan. In order to complete the offering of our common stock, we must sell at least 8,542,500 shares of common stock, which is the minimum of our offering range.

      WE ARE INCREASING THE NUMBER OF SHARES THAT YOU MAY PURCHASE IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS.

        o The individual purchase limitation of 30,000 shares has been increased to 5% of the common stock sold in the offering (427,125 shares at the minimum of the offering range and 577,875 shares at the maximum of the offering range).

        o The overall purchase limitation for persons, with associates, or with persons acting in concert, of 60,000 shares has been increased to 5% of the common stock sold in the offering (427,125 shares at the minimum of the offering range and 577,875 shares at the maximum of the offering range).

      If you previously submitted an order in the extended subscription and/or community offerings at the maximum individual purchase limit or you and your associates were limited by the overall purchase limitation, you may increase your order by submitting an additional stock order form with full payment for the additional shares ordered. If you wish to increase your order, we must receive your completed stock order form, with full payment or direct deposit account withdrawal authorization, not later than Noon, Eastern time, on January 5, 2008. Therefore, interested persons should request offering materials and return stock order forms promptly. The terms and conditions of both the subscription and community offerings are more fully set forth in Meridian Interstate Bancorp's prospectus dated November 13, 2007.

      WE MAY HOLD A SYNDICATED COMMUNITY OFFERING AND, IF WE DO, WE WILL INCREASE THE NUMBER OF SHARES THAT MAY BE PURCHASED IN SUCH SYNDICATED COMMUNITY OFFERING.

        o If we do not receive at least the minimum number of subscriptions (8,542,500) after the resolicitation of subscribers in the extended subscription and community offerings (as set forth above), we will conduct a syndicated community offering commencing as early as January 7, 2008.

        o The individual purchase limitation of 30,000 shares and the overall purchase limitation for persons, with associates, or persons acting in concert, of 60,000 would be increased to 9.99% of the common stock sold in the offering (845,707 shares at the minimum of the offering range and 1,144,192 shares at the maximum of the offering range), provided that orders for stock exceeding 5% of the total offering (427,125 shares at the minimum of the offering range and 577,875 shares at the maximum of the offering range) shall not exceed in the aggregate 10% of the total offering (854,250 shares at the minimum of the offering range and 1,155,750 shares at the maximum of the offering range).

      THESE SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, ANY OTHER GOVERNMENT AGENCY OR THE DEPOSITORS INSURANCE FUND.

      NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL RESERVE BOARD, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE MASSACHUSETTS COMMISSIONER OF BANKS NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                             KEEFE, BRUYETTE & WOODS

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          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 26, 2007.